Exhibit 99.1

TRICO BANCSHARES ANNOUNCES THE COMPLETION OF ITS MERGER WITH NORTH VALLEY BANCORP

•	The combination creates the premier Northern California community banking franchise with over $3.5 billion in assets and 81 branches

•	North Valley shareholders received 100% stock consideration consisting of a fixed exchange ratio of 0.9433 shares of TriCo common stock in exchange for each share of North Valley common stock

Chico, California. — October 3, 2014. TriCo Bancshares (NASDAQ: TCBK, “TriCo”) today announced that on October 3, 2014, it completed its previously announced merger with North Valley Bancorp (NASDAQ: NOVB, “North Valley”). Immediately following the closing of the merger, North Valley Bank, a wholly-owned subsidiary of North Valley, merged with and into TriCo’s banking subsidiary, Tri Counties Bank.

The merger, which was first announced on January 21, 2014, was concluded following receipt of shareholder approval from both institutions and all required regulatory approvals. Based on financial information as of June 30, 2014, on a pro forma basis, the combined company has approximately $3.5 billion in assets, $3.1 billion in deposits, $2.2 billion in gross loans and 81 branches throughout California — stretching from Bakersfield in the south to Crescent City in the north.

Richard P. Smith, President & CEO, TriCo Bancshares commented, “We are pleased to announce the completion of our merger with North Valley Bancorp, uniting two banks best known for their superior brands of customer and community service. The next step in our integration strategies will be the conversion of bank data systems and the partnership of North Valley bankers onto our larger combined banking network. We look forward to the opportunities and increased capacities this business combination provides as we further our efforts to build a premier Northern California community bank.”

Under the terms of the merger agreement, North Valley shareholders received a fixed exchange ratio of 0.9433 shares of TriCo common stock in exchange for each share of North Valley common stock. Holders of North Valley common stock immediately prior to the merger, as a group, own approximately 29% of the outstanding shares of the TriCo common stock immediately after the merger. Based on TriCo’s closing stock price of $23.09 on October 2, 2014, the merger consideration was valued at approximately $21.78 per North Valley share. Immediately prior to the closing, North Valley option holders received cash, net of applicable taxes withheld, for the value of their unexercised stock options in an amount equal to the excess over the exercise price per share, if any, of 0.9433 multiplied by $23.26, which was the weighted average of the closing prices for shares of TriCo common stock as quoted on the NASDAQ Global Select Market for the twenty consecutive trading days ending on October 2, 2014.

Three independent members of North Valley’s board of directors were appointed to the board of directors of TriCo and Tri Counties Bank: J. M. (“Mike”) Wells, Jr., Patrick W. Kilkenny and Martin A. Mariani. In addition, TriCo appointed Michael J. Cushman, North Valley’s President and Chief Executive Officer, to join TriCo as its Executive Vice President, Strategic Initiatives.

Michael Cushman, President and CEO, North Valley Bancorp stated, “The North Valley and Tri Counties partnership presents an exciting strategic opportunity for our stakeholders. Our teams are working well together to provide for a smooth transition.”

TriCo was advised in this transaction by Keefe, Bruyette & Woods, a Stifel Company, as financial advisor and Manatt, Phelps & Phillips, LLP, as legal counsel. North Valley was advised by Sandler O’Neill + Partners, L.P., as financial advisor and Dodd Mason George LLP, as legal counsel.

About TriCo Bancshares and Tri Counties Bank

TriCo Bancshares and its subsidiary, Tri Counties Bank, are headquartered in Chico, California. Tri Counties Bank has a 39-year history in the banking industry. It operates 61 traditional branch locations and 20 in-store branch locations in 26 California counties, including the 22 acquired North Valley Bank locations. Tri Counties Bank offers financial services and provides a diversified line of products and services to consumers and businesses, which include demand, savings and time deposits, consumer finance, online banking, mortgage lending, and commercial banking throughout its market area. It operates a network of 90 ATMs and an automated Customer Service Department, available 24 hours a day, seven days a week. Brokerage services are provided by the Bank’s investment services affiliate, Raymond James Financial Services, Inc. For further information please visit the Tri Counties Bank web site at http://www.tricountiesbank.com.

Cautionary Note Regarding Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated benefits of the merger, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. TriCo intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. TriCo’s ability to predict results, and the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material effect on the operations and future prospects of TriCo, include but are not limited to: (1) the businesses of TriCo and North Valley may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve; (6) the quality and composition of the loan and securities portfolios; (7) demand for loan products; (8) deposit flows; (9) competition; (10) demand for financial services in the companies’ respective market areas; (11) their implementation of new technologies; (12) their ability to develop and maintain secure and reliable electronic systems; and (13) accounting principles, policies, and guidelines, and (14) other risk factors detailed from time to time in filings made by TriCo with the SEC. TriCo undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.